Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [****]

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is dated as of February 7, 2007 (the “Effective Date”) by and between Women’s and Children’s Hospital, a facility of Children, Youth and Women’s Health Service incorporated under the South Australian Health Commission Act 1976, having its principal place of business at 72 King William Road, North Adelaide, South Australia, Australia (hereinafter referred to as “WCH”), and BioMarin Pharmaceutical Inc., a Delaware corporation, having its principal place of business at 105 Digital Drive, Novato, California 94949 (hereinafter referred to as “BioMarin”).

INTRODUCTION

WHEREAS, WCH owns the WCH Licensed Product and Licensed Technology; and

WHEREAS, BioMarin and WCH entered into that certain License Agreement dated August 14, 1998 (the “License Agreement”), wherein WCH agreed to grant to BioMarin an exclusive worldwide license to the WCH Licensed Technology for the commercialization of the Licensed Product in accordance with the terms and conditions set forth in the License Agreement; and

WHEREAS, BioMarin and WCH desire to enter into this Agreement, which shall supercede the License Agreement, to define the terms and conditions under which WCH shall grant BioMarin an exclusive, worldwide, perpetual, royalty -bearing license to the Licensed Product and Licensed Technology.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WCH and BioMarin agree as follows:

Article I. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” means any person, corporation, company, partnership, joint venture, firm or other entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “BioMarin Improvement” means variations, updates, modifications, and enhancements developed, conceived or reduced to practice by BioMarin as related to the use of rhASB, including, without limitation, any and all developments, enhancements, modifications, inventions or discoveries, to methods of treatment, purification and production for rhASB to the extent such methods of treatment, purification or production are not related to the host cell line which expresses rhASB. For the avoidance of doubt, any improvements or inventions related to or made in the course of developing the Licensed Products and during the term of the License Agreement are either BioMarin Improvements or Licensed Technology, as applicable.

1.3 “BioMarin Improvement Patent Rights” means any United States or foreign patent or patent application which discloses or claims a BioMarin Improvement.

1.4 “BioMarin Indemnitee(s)” shall have the meaning set forth in Section 9.4(b).

1.5 “Commercially Reasonable Efforts” means, with respect to the research, development, manufacture, or commercialization of Licensed Product, efforts and resources commonly used in the research-based pharmaceutical industry for a compound or product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost of development, the competitiveness of alternative products, its proprietary position, the likelihood, expense and time required to obtain regulatory and reimbursement approval, its profitability, and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis.

1.6 “Confidential Information” means trade secrets, know how and other confidential information (including, without limitation, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, inventions and ideas) of either Party which relates to the subject matter of this Agreement, including without limitation the Licensed Product, Licensed Technology and any BioMarin Improvements, whether or not marked as proprietary or confidential, disclosed by the disclosing Party or obtained through observation or examination of the disclosing Party’s information or developments, or which, although not related to such subject matter, is nevertheless disclosed as a result of the Parties’ discussions but only to the extent that such information is maintained as confidential by the disclosing Party. Confidential Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

1.7 “Indemnify” shall have the meaning set forth in Section 9.4(a).

1.8 “Indemnifying Party” shall have the meaning set forth in Section 9.4(c).

1.9 “Indemnitee(s)” shall have the meaning set forth in Section 9.4(c).

1.10 “Inventions” shall have the meaning set forth in Section 5.1.

1.11 “Licensed Product” means recombinant human enzyme N-acetylgalactosamine-4- sulfatase (rhASB) and its precursor (collectively and separately referred to herein as rhASB) and compositions comprising same that are developed from or utilizes any part of the Licensed Technology.

1.12 “Licensed Technology” means all developments, enhancements, know-how, modifications, inventions, improvements, and discoveries in the control of WCH as of August 14, 1998 related to the Licensed Product development before August 14, 1998 and methods of production or purification of Licensed Product developed after August 14, 1998, but only to the extent applicable to the host cell line which expresses rhASB or a daughter cell line thereof, including the patent and patent applications listed in Exhibit A, attached hereto.

1.13 “Losses” shall have the meaning set forth in Section 9.4(a).

1.14 “Net Sales” means [****]

1.15 “Party” means WCH or BioMarin; “Parties” means WCH and BioMarin.

1.16 “rhASB” means recombinant human enzyme N-acetylgalatosamine 4-sulfatase.

1.17 “Term” shall have the meaning set forth in Section 8.1.

1.18 “Territory” means the entire world.

1.19 “Third Party” means any entity other than WCH, BioMarin, and their respective Affiliates.

1.20 “WCH Indemnitee(s)” shall have the meaning set forth in Section 9.4(a).

Article II. LICENSE

2.1 Grant to BioMarin. Subject to the terms and conditions of this Agreement, WCH hereby grants to BioMarin and its Affiliates an exclusive, perpetual, nontransferable, royalty -bearing license, with the right to grant sublicenses, under the Licensed Technology to make, have made, develop, use, distribute, lease, promote, offer to sell, sell, have sold, import or export Licensed Products in the Territory.

2.2 Notice of Sublicense. BioMarin shall provide WCH with prompt written notice of any sublicense of the rights granted to BioMarin herein to the extent that such sublicense could result in the sublicense generating Net Sales, including an identification of the sublicensee and a description of the rights sublicensed. Information regarding any such sublicense shall be Confidential Information of BioMarin.

2.3 Diligence. BioMarin shall exercise Commercially Reasonable Efforts to develop and commercialize the Licensed Product.

2.4 No Further Rights. Except as explicitly provided in this Article II and III, no further license or right, express or implied, is granted by either Party hereunder.

Article III. DEVELOPMENT

3.1 BioMarin will be responsible for the development and production of the Licensed Product and for world wide supply and commercialization related to the Licensed Product. WCH hereby grants and BioMarin accepts the right to sublicense the Licensed Product to ensure BioMarin can enter into partnerships or business collaborations, which involves the manufacture, marketing, sales, and distribution of the Licensed Products.

Article IV. PAYMENTS

4.1 Fees to WCH. In consideration of the license set forth in Article II above, BioMarin shall pay to WCH nonrefundable earned royalties as set forth below on Net Sales of Licensed Product:

(a)	[****]

(b)	[****]

4.2 Royalty Term. BioMarin obligation to pay earned royalties to WCH under this Agreement shall commence on the Effective Date and [****]

Article V. INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. WCH shall have and retain sole and exclusive title to all inventions, discoveries and know-how (“Inventions”) which are made by either party, its employees, agents or other parties acting under authority from either party specifically relating to the Licensed Product.

5.2 BioMarin Improvements. All right, title and interest to BioMarin Improvements shall remain vested in BioMarin. WCH shall take such actions as BioMarin may reasonably request to vest title to BioMarin Improvements with BioMarin.

5.3 Prosecution of Patent Rights. BioMarin shall have the right, but not the obligation, to (in its sole discretion) file, obtain, prosecute, extend and maintain, at its sole cost and expense, patents and patent applications, including all divisional, continuation and continuation-in-part applications for Inventions, BioMarin Improvement Patent Rights and the Licensed Technology throughout the world. BioMarin shall forward to WCH copies of any material correspondence received from the United States or foreign patent offices with respect to the Licensed Technology for those patents and patent applications which, but for the license granted under this Agreement, the manufacture, use or sale of Licensed Product, would infringe. WCH shall have the right to comment on and to discuss prosecution and maintenance activities with BioMarin, and, if such comments and advice are timely offered by WCH, BioMarin shall consider the same in good faith, but shall not be obligated to implement any comments and advice so offered by WCH. In addition, WCH agrees that it will not perform any act that is deleterious to BioMarin’s efforts to prosecute the patents for Inventions, BioMarin Improvement Patent Rights or Licensed Technology or defend or enforce a claim within patents for the WCH Licensed Technology; nor, initiate any procedure that could result in the invalidation or unenforceability of any claim related to patents for Licensed Technology.

5.4 Enforcement of Patent Rights.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term of this Agreement any suspected infringement of the patent rights for Licensed Technology or BioMarin Improvement Patent Rights of which it becomes aware, and shall provide the other Party with all available evidence supporting such suspected infringement or unauthorized use.

(b) Enforcement of Patent Rights. BioMarin shall have the right, but not the obligation, to initiate and control patent infringement proceedings or to otherwise enforce the rights in BioMarin Improvement Patent Rights or Licensed Technology against any Third Party who at any time is suspected of infringing BioMarin Improvement Patent Rights or Licensed Technology. Further and in such case, BioMarin shall keep WCH informed, and shall from time to time consult with WCH regarding the status of any such suit and, upon request, shall provide WCH, at BioMarin’s expense, with copies of all documents filed in, and all material written communications between the parties relating to, such suit. If necessary, upon request by BioMarin, WCH shall join as a party to the suit. Also, upon reasonable request by BioMarin, WCH shall reasonably cooperate with BioMarin to execute all necessary and proper documents and take all other appropriate action required to institute and prosecute such action. BioMarin will promptly reimburse

WCH for any reasonable costs incurred by WCH to join as a party or to cooperate with BioMarin in the institution and/or prosecution of such action; provided, however, that such costs are incurred at the request of BioMarin and appropriate detailed supporting documentation is provided to BioMarin by WCH.

(c) Selection of Counsel and Payment of Expenses. BioMarin shall have the sole and exclusive right to select BioMarin counsel for any suit referred to in Section 5.2(b) of this Agreement and shall pay all expenses of the suit, including attorneys’ fees and court costs. Any damages, royalties, settlement fees or other consideration received by BioMarin with respect to such suit shall be retained solely by BioMarin.

5.5 Alleged Infringement of Third Party Patent Rights.

(a) In the event that a Third Party institutes a patent infringement suit against BioMarin, its Affiliates, or sublicensees, as a result of BioMarin’s, its Affiliates’, or sublicensee’s exercise of its rights under this Agreement, BioMarin shall have the sole right to defend such suit. BioMarin shall pay all expenses of the suit, including attorneys’ fees and court costs. Any damages, royalties, settlement fees or other consideration received by BioMarin with respect to the suit shall be retained solely by BioMarin. Upon the request of BioMarin, and at BioMarin’s expense, WCH shall use reasonable efforts to assist and cooperate with BioMarin in connection with the defense of such suit.

(b) In the event that a Third Party institutes a patent infringement suit against WCH, its Affiliates, or sublicensees, as a result of WCH’s, its Affiliates’, or sublicensee’s exercise of its rights under this Agreement, WCH shall have the sole right to defend such suit. WCH shall pay all expenses of the suit, including attorneys’ fees and court costs. Any damages, royalties, settlement fees or other consideration received by WCH with respect to the suit shall be retained solely by WCH. Upon the request of WCH, and at WCH’s expense, BioMarin shall use reasonable efforts to assist and cooperate with WCH in connection with the defense of such suit.

Article VI. ROYALTY REPORTS AND PAYMENTS

6.1 Royalty Reports. BioMarin shall deliver to WCH within thirty (30) days after the last day of each calendar quarter in which Licensed Product is sold a report setting forth in reasonable detail the calculation of the earned royalties payable to WCH for such calendar quarter identifying, on a country-by-country basis, the gross sales and Net Sales of Licensed Product sold by BioMarin and its Affiliates and sublicensees, the earned royalties payable in each country’s currency, and the calculation of royalties due to WCH. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the date of the invoice to the purchaser of the Licensed Product. If no sales of the Licensed Product have been made during any reporting period, a statement to this effect is required.

6.2 Royalty Payments. All royalties due to WCH under this Agreement [****]

6.3 Taxes. All royalty amounts required to be paid to WCH pursuant to this Agreement shall [****]

6.4 Sublicense Revenue. Regardless of whether or not BioMarin or its Affiliates sublicenses its rights under this Agreement, BioMarin or its Affiliates is/are responsible for payment of the royalties due hereunder.

6.5 Audit Rights. BioMarin shall permit WCH to examine BioMarin’s books and records periodically during regular business hours upon reasonable notice for the purpose only and to the extent necessary to verify Net Sales pursuant to this Agreement. Any such examination will be made at the expense of WCH by an independent registered or company auditor who is reasonably acceptable to BioMarin and who shall provide a report to WCH. In the event that the auditor determines that [****]

Article VII. CONFIDENTIAL INFORMATION

7.1 Treatment of Confidential Information. Each Party shall maintain in confidence the Confidential Information of the other Party and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement; provided, however, that, either Party may disclose the Confidential Information of the other Party if such Confidential Information is required to be disclosed by the receiving Party with respect to Licensed Products: (a) to defend or prosecute litigation; (b) to file, prosecute, defend or maintain patent(s) or patent application(s); or (c) to file for regulatory approval with a regulatory agency for Licensed Products (provided, however, that, where available, the receiving Party takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure). Each Party agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any person to whom it is permitted to disclose, and discloses, such Confidential Information. Further, subject to receiving Party providing disclosing Party with reasonable advance notice and opportunity to challenge, limit or seek protective order for such 8.3 disclosure, receiving Party may make such limited disclosure as is required by process of law. Receiving Party shall provide the disclosing Party with reasonable assistance in any challenge undertaken by the disclosing Party.

7.2 Release from Restrictions. The provisions of Section 7.1 of this Agreement shall not apply to any Confidential Information disclosed hereunder which:

(a) was known to the receiving Party or any of its Affiliates prior to its date of disclosure to the receiving Party hereunder, as demonstrated by competent evidence of the receiving Party;

(b) either before or after the date of the disclosure to the receiving Party hereunder is lawfully disclosed to the receiving Party or any of its Affiliates by a Third Party who, to the receiving Party’s knowledge, had a legal right to do so at the time of such disclosure;

(c) either before or after the date of the disclosure to the receiving Party hereunder becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

(d) is independently developed by the receiving Party or any of its Affiliates, as demonstrated by competent evidence of the receiving Party, without reference to or use of the Confidential Information of the disclosing Party.

7.3 Term. All obligations imposed under this Article VII shall continue in force for the term of this Agreement and for a period of five (5) years after the expiration or earlier termination of this Agreement.

ARTICLE VIII. TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall continue until [****] (the “Term”) unless earlier terminated in accordance with Section 8.2 or 8.3 of this Agreement.

8.2 Termination by BioMarin. BioMarin shall have the right to terminate its rights and obligations under this Agreement [****]

8.3 Termination for Breach. Each Party shall be entitled to terminate this Agreement by thirty (30) days’ written notice to the other Party in the event that the other Party shall be in material breach of this Agreement. This Agreement shall terminate on the date corresponding to the expiration of such thirty (30) day period, unless the Party in default has cured such breach on or before such date or is diligently undertaking substantive and progressive efforts to cure such breach on or before such date and such breach is in fact cured as soon as reasonably possible, but no later than a further thirty (30) days after the expiration of the thirty (30) day notice period. For any breach other than a material breach of this Agreement, the non-breaching Party shall only be entitled to seek other legal remedies but shall not be entitled to seek to terminate or terminate this Agreement.

8.4 Consequences of Termination. Upon any termination of this Agreement, neither Party shall be relieved of any liability or obligations, including but not limited to obligations to pay royalties, as set forth in Article IV herein which at the time of termination has or have already accrued to the other Party.

8.5 Survival of Obligations. Upon the expiration or termination of this Agreement for any reason, the following sections and articles shall survive: Sections 9.4, 9.5, 9.6, 9.7, 9.9, 9.11 and Articles I, V, VII and VIII. Articles II and III shall survive any expiration or termination of the Term of this Agreement so long as the Agreement has not been terminated by WCH pursuant to Section 8.3 prior to the expiration of the Term and that BioMarin has satisfied all its obligations prior to such expiration or termination. Termination of this Agreement pursuant to this Article VIII is not exclusive of any other remedies a Party may have in law or in equity, including rights and remedies under the United States Bankruptcy Code.

ARTICLE IX. MISCELLANEOUS

9.1 Representations and Warranties by WCH.

(a) WCH hereby represents and warrants to BioMarin, as of the Effective Date, that: (i) it has full power and authority to enter into this Agreement and grant the licenses set forth in this Agreement; and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require consent under, any contractual obligation or court or administrative order by which WCH is bound.

(b) As of the Effective Date, WCH owns all right, title and interest in and to the Licensed Technology, free and clear of all liens and encumbrances;

(c) As of the Effective Date, WCH has not granted, and shall not during the term of this Agreement grant, any license or right to any Third Party or Affiliate with respect to the Licensed Technology or otherwise undertake any action which would conflict in any respect with the rights granted to BioMarin set forth in this Agreement;

(d) As of the Effective Date, no Third Party has made any claim or allegation to WCH that such Third Party has any right or interest in or to the Licensed Technology.

9.2 Representations and Warranties by BioMarin.

(a) BioMarin hereby represents and warrants to WCH, as of the Effective Date, that: (i) it has full power and authority to enter into this Agreement; and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require consent under, any contractual obligation or court or administrative order by which BioMarin is bound.

(b) BioMarin shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for companies similarly situated, and shall, upon request, provide WCH with a copy of its current policies of insurance in that regard.

(c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities required to be obtained by BioMarin in connection with the commercialization of Licensed Product have been or shall be obtained in a timely manner.

9.3 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 9.1 AND 9.2 AND TO THE EXTENT PERMITTED BY LAW BUT OTHERWISE WITHOUT LIMITATION, WCH AND BIOMARIN MAKE NO REPRESENTATION AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4 Indemnification.

(a) BioMarin agrees to indemnify and hold harmless (collectively “Indemnify”) and defend WCH, its agents, Affiliates, directors, officers and employees (the “WCH Indemnitee(s)”), at BioMarin’s sole expense, from and against any and all losses, costs, damages, fees or expenses (collectively, “Losses”) arising out or in connection with (i) the material breach of any representation or warranty by BioMarin or its Affiliates under this Agreement, and (ii) the research, development, manufacture, use or sale of any Licensed Product by BioMarin, its Affiliates or sublicensees hereunder, regardless of the form in which any such claim is made, including: (x) any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product manufactured, used or sold by BioMarin, its Affiliates or sublicensees hereunder, whether claimed by reason of breach of warranty, negligence, product defect or otherwise and (y) any use of the Licensed Technology, except to the extent caused by WCH’s breach of this Agreement, or WCH’s negligence or willful misconduct.

(b) WCH agrees to Indemnify and defend BioMarin, its agents, Affiliates, directors, officers and employees (the “BioMarin Indemnitee(s)”), at WCH’s sole expense, from and against any and all Losses, arising out or in connection with the material breach of any representation or warranty by WCH or its Affiliates under this Agreement regardless of the form in which any such claim is made, including, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the breach.

(c) To be eligible to be so Indemnified as described in Section 9.4(a) or Section 9.4(b), each of the WCH Indemnitees or BioMarin Indemnitees, as the case may be (the “Indemnitee(s)”), seeking to be Indemnified shall provide the Party required to

Indemnify the Indemnitee(s) (the “Indemnifying Party”) with prompt notice of any claim (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to Section 9.4(a) or Section 9.4(b), as the case may be, and the exclusive ability to defend such claim but for the differing interest exception set forth below (with the reasonable cooperation of Indemnitee(s)); provided, however, that the failure to provide notice shall not relieve the Indemnifying Party of its obligations except to the extent any failure by the Indemnitee(s) to deliver prompt notice shall have been prejudicial to the Indemnifying Party’s ability to defend such action. Each Indemnitee(s) shall have the right to retain its own counsel in such action at its own expense or, if representation by the counsel of the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the Indemnifying Party, at the Indemnifying Party’s expense (provided that, the Indemnifying Party shall only be responsible for any such expenses that are reasonable). Neither the Indemnitee(s) nor the Indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for Losses for which indemnification is sought, without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided, however, that the Indemnifying Party shall have the right to settle or compromise any claim for Losses without such prior written consent if the settlement or compromise provides for an unconditional release of the Indemnitee(s). The Indemnifying Party’s obligation to Indemnify the other Party’s Indemnitee(s) pursuant to this Section 9.4 shall not apply to the extent of any Losses (a) that arise from the gross negligence or intentional misconduct of the other Party’s Indemnitee(s); or (b) that arise from the breach of this Agreement or any representation, warranty or covenant hereunder by the other Party’s Indemnitee(s).

(d) Limitation of Liability. NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

9.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code licenses of rights of “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

9.6 Publicity. Neither Party shall have the right to originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the transactions contemplated hereunder, without the prior written approval of the other Party except as otherwise required by law.

9.7 Non-Use of Names. No license or right is granted hereunder to a Party to, and a Party shall not, use any name, trademark or logo, or the physical likeness or name of any employee of the other Party in any advertising, promotional or sales literature, without the prior written consent of the other Party.

9.8 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to a person or entity who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise. In the case of such an acquisition, the Party being acquired shall provide the other Party written notice within sixty (60) days of such acquisition. Any purported assignment in contravention of this Section 9.8 shall be void.

9.9 Governing Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of California, without regard to conflict of laws principles thereof. As between the Parties, any dispute, controversy or claim relating to this Agreement shall be submitted exclusively to a court of competent jurisdiction in San Francisco, California. Each Party hereby submits to the jurisdiction of the courts located in San Francisco, California, both state and federal.

9.10 Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

9.11 Notices. Any notice or other communication in connection with this Agreement must be in writing and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to WCH:

Women and Children’s Hospital

72 King William Road

North Adelaide

South Australia, Australia

ATTN: Shaun Berg, Intellectual Property Management

If to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

ATTN: General Counsel

9.12 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party or both Parties as joint venturers or partners for any purpose. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

9.13 Entire Agreement. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto, including the License Agreement. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

9.14 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid, the validity and enforceability of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be invalid or unenforceable.

9.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.16 Construction. The Parties agree that each Party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement. As used herein, the term “including” shall mean “including, without limitation.”

9.17 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

CHILDREN YOUTH AND WOMEN’S HEALTH SERVICE

By:	/s/ RIMA STAUGAS
Print Name:	RIMA STAUGAS
Title:	CHIEF EXECUTIVE

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. ERIC DAVIS
Print Name:	G. ERIC DAVIS
Title:	VP, GENERAL COUNSEL

Exhibit A

WCH Licensed Technology

Title Appln/Patent No.	Filing Issue Expiration

Precursor N-Acetylgalactosamine-4-Sulfatase,

Methods Of Treatment Using Said Enzyme And

Method For Producing And Purifying Said Enzyme

Minmin Qin, Gary N. Zecherle, Dan J. Wendt, Wai-

Pan Chan, Lin Chen, Paul A. Fitzpatrick,

Christopher M. Starr, Stuart Sweidler

BioMarin Pharmaceutical Inc.

6,866,844 10/290,908 United States	11/07/02 03/15/05 11/07/22

11/135,264 United States	05/23/05 Pending 11/07/22

Publication No. AR 042019 P0301041118 Argentina Based on U.S. Application no. 10/290,908	11/07/03 Pending 11/07/13

092131341 Taiwan Based on U.S. Application no. 10/290,908	11/07/03 Pending 11/07/13

2003290642 PCT/US2003/035510 Australia	11/07/03 Pending 11/07/23

PI 0316039-4 PCT/US2003/035510 Brazil	11/07/03 Pending 11/07/23

PCT/US2003/035510 Canada	11/07/03 Pending 11/07/23

200380105922.9 PCT/US2003/035510 China	11/07/03 Pending 11/07/23

03783223.5 PCT/US2003/035510 Europe	11/07/03 Pending 11/07/23

168435 PCT/US2003/035510 Israel	11/07/03 Pending 11/07/23

2098/DELNP/2005 PCT/US2003/035510 India	11/07/03 Pending 11/07/23

Title Appln/Patent No.	Filing Issue Expiration
2004-551853 PCT/US2003/035510 Japan	11/07/03 Pending 11/07/23

PA/a/2005/004880 PCT/US2003/035510 Mexico	11/07/03 Pending 11/07/23

Enzymes Useful For Treating and methods for Treating MPS-VI and Cell Lines for Producing Such Enzymes Recombinantly Christopher M. Starr BioMarin Pharmaceutical Inc.

2,443,555 Canada	04/25/01 Pending 05/01/20

2001255771 Australia	04/25/01 Pending 04/25/13